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                                     SECURITIES AND EXCHANGE COMMISSION
                                           Washington, D.C.  20549





                                                  FORM 8-K




                                               CURRENT REPORT
                                     Pursuant to Section 13 or 15(d) of
                                     The Securities Exchange Act of 1934


                                      Date of Report: October 19, 1999
                                      (Date of earliest event reported)


                                                 AMGEN INC.
                           (exact name of registrant as specified in its charter)

            Delaware                         Commission File:                        95-3540776
  (State or other jurisdiction                 000-12477               (I.R.S. Employer Identification No.)
       of incorporation or
          organization)




                                           One Amgen Center Drive
                                    Thousand Oaks, California  91320-1789
                        (Address of principal executive offices, including zip code)



                                               (805) 447-1000
                            (Registrant's telephone number, including area code)




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ITEM 5.  OTHER EVENTS

Stock Split

     On October 19, 1999, the Board of Directors of Amgen Inc. (the "Company") declared a 2-for-1 stock split on the Company's common stock, par value $.0001 per share (the "Common Shares"), to be effected by means of a stock dividend. The stock split will entitle each stockholder of record on November 5, 1999 (the "Record Date") to receive one additional Common Share for each Common Share owned of record.

     Before the stock split, the Rights Agreement, dated as of February 18, 1997 between the Company and American Stock Transfer and Trust Company (the "Rights Agreement") provided for one-half (1/2) right to purchase one-two thousandth (1/2000) of a share of Series A Junior Participating Preferred Stock at $112.50 for each Common Share (the "Right"). Pursuant to Section 11.15 of the Rights Agreement, after the stock split, each Common Share outstanding shall have attached to it one-quarter (1/4) of a Right representing the right to purchase one-four thousandth (1/4000) of a share of Series A Junior Participating Preferred Stock at $56.25 (subject to possible future adjustment as provided in the Rights Agreement).

     As soon as practicable after the Record Date, the stockholders of record on the Record Date will be sent a share certificate representing the additional Common Shares to which they are entitled. The Common Shares will begin trading on a split-adjusted basis on the Nasdaq National Market on November 22, 1999.

     This filing constitutes notice of the foregoing to the holders of securities of the Company, including the Rights, for purposes of the Rights Agreement and no other notice will be given.
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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               AMGEN INC.



Date:  October 21, 1999        By    /s/ GEORGE A. VANDEMAN
                                     ----------------------
                               Name: George A. Vandeman
                               Title:Senior Vice President, Corporate
                                     Development, General Counsel
                                     and Secretary